Exhibit 10.3

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027

April 4, 2014
Mr. Mark D. Smith
2330 Sawgrass Ridge
San Antonio, Texas 78260

Dear Mark:
We are pleased to extend the following offer of employment with Delek US Holdings, Inc. and/or its subsidiary companies (collectively the “Company”):

Position/Title:	Executive Vice President, Commercial
Delek US Holdings, Inc.

Reports To:	Uzi Yemin, Chairman, President and CEO
Delek US Holdings, Inc.

Effective Date:	May 19, 2014

Annual Salary:	$280,000.00 ($10,769.23 bi-weekly)

Sign On Bonus	$50,000.00

Relocation:	Assistance provided

Annual Bonus:	Up to 75% of your annualized base salary as of the end of the bonus year

Equity Compensation:	32,500 stock-settled stock appreciation rights (subject to Board Compensation Committee approval)

Separation Period:	26 weeks

Signing Bonus: The Company will pay a one-time signing bonus in your 2nd paycheck. If you elect to terminate your employment within the first 12 months of your start date, the prorated signing bonus must be reimbursed to the company.
Relocation: The Company will provide you an amount of $50,000.00 (net) to help you with your relocation expenses. The Company will also pay an outside vendor directly for the packing and shipment of your household goods. In addition, the Company will provide up to 3 months of temporary rental expense (housing). If you elect to terminate your employment within the first 12 months of your start date, the prorated relocation expenses (other than temporary housing expenses) must be reimbursed to the company. Please contact Suzanne Kneidinger at 615-224-1315 to coordinate your relocation activities.
Annual Bonus: You will be eligible to participate in our Annual Cash Incentive (“bonus”) Program as set forth above. The bonus, if any, is typically paid between January 1 and March 15 of the year following the applicable bonus year, or some other date as may be determined by the Delek US Holdings, Inc. Board of Directors (or applicable committee thereof) (the “Board”). You will not be eligible for the bonus payment unless you are actively employed by the Company at the time the payment is made. Annual bonuses will be prorated to reflect the period of actual service during the bonus year.
Equity Compensation: The Board of Directors of Delek US Holdings, Inc. has established quarterly grant dates for equity awards under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (the “Plan”). Provided that the equity award set forth above is approved by the Board, it will be granted to you on the first such quarterly date that occurs on or after the date upon which the Board has approved the award and you have executed this letter and commenced employment. The equity award will vest ratably over the first four anniversaries of the grant date and shall be made upon such other terms and conditions applicable to equity awards under the Plan (including, without limitation, exercise prices and vesting conditions) as may be established from time to time by the Board.
Future Equity Compensation: Upon completion of one (1) year of continuous employment with the Company, you will be entitled (subject to Board Compensation Committee approval) to a grant of Restricted Stock Units (RSUs), with a target grant date market value of $1,600,000 up to a maximum of 50,000 RSUs. These RSUs will vest quarterly over five (5) years provided that no RSUs shall vest sooner than six (6) months after grant.
Benefits: You will be eligible to receive a full benefits package for individuals at your level, per plan provisions. This package includes vacation (20 working days), a 401(k) savings plan, and medical/dental/vision, disability and life insurance. A guide describing the Company’s various benefits (including medical and dental insurance) is included with this mailing. Should you have any questions concerning insurance or other benefits, please call the Company’s Benefits Department in Brentwood, Tennessee at (615) 771-6701 x. 1153.
Confidentiality: During the course of employment, you will be exposed to information and ideas of a confidential or proprietary nature which pertain to the Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to the Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. During your employment with the Company and for a period of three years thereafter, you shall hold

Confidential Information in confidence, shall use it only in connection with your employment-related duties, shall restrict its disclosure to those directors, employees or independent contractors of the Company with need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent (unless otherwise required by law). Upon the Company’s request or your termination of employment, you will return any and all writings or other media containing Confidential Information in your possession, custody or control.
Non-Interference Clause: During your employment with the Company and for a period of one year thereafter, you shall not, without the Company’s prior written consent, directly or indirectly (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit you (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts you on his or her own initiative without any direct or indirect solicitation by you other than customary forms of general solicitation such as newspaper advertisements or internet postings.
Termination: If the Company terminates your employment other than for Cause, the Company will provide you with a separation payment equal to your annualized base salary at the time of termination prorated by the separation period set forth above (the “Separation Payment”). For purpose of this letter, “Cause” means (i) your fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (iii) your deliberate and continual refusal to perform your duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of your supervisor. The Separation Payment shall be provided to you after, and only if, (i) you execute a mutual release of claims in a form reasonably satisfactory to you and the Company that pertains to all known claims related to your employment and the termination of your employment and that contains appropriate anti-disparagement and continuing confidentiality covenants (the “Separation Release”), (ii) the Separation Release is executed on or prior to the date of the expiration of any and all waiting and revocation periods in the Separation Release (the “Release Expiration Date”), (iii) any revocation periods contained in the Separation Release have expired and (iv) you have continued to comply with this letter and any other restrictive covenants to which you are bound. If you fail to execute the Separation Release on or prior to the Release Expiration Date or timely revoke your acceptance of the Separation Release thereafter (if such revocation is permitted), you shall not be entitled to the Separation Payment and shall repay any such funds paid to you. If you terminate your employment with the Company, you must provide the Company with advance written notice of termination that is equal to or greater than the separation period set forth above.

Again, we are pleased to extend this offer of employment to you and we look forward to the contributions we know you will make to the Company.
Sincerely,

/s/ Donald N. Holmes                /s/ Kent B. Thomas
Donald N. Holmes                Kent B. Thomas
EVP – Human Resources            EVP and General Counsel

Please note this offer of employment is contingent upon successful completion of a pre-employment drug screen, credit check and background check.
I agree to the terms of this offer of employment with the Company. I understand that this does not constitute an employment contract for any specific term, and does not alter the at-will nature of my employment with the Company.
I have read and accept this offer.
/s/ Mark D. Smith            4/22/14
Mark D. Smith                Date
cc:     personnel file